Exhibit 10.32

[*]	indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

Execution Version

MATERIALS HANDLING AND STORAGE AGREEMENT

This MATERIALS HANDLING AND STORAGE AGREEMENT (“Agreement”) is effective as of January 1, 2012 by and among RAVEN ENERGY LLC of LOUISIANA, a Delaware limited liability company having offices at 3801 PGA Boulevard, Suite 903, Palm Beach Gardens, Florida 33410, (“Raven” or “CMT”) and FORESIGHT ENERGY LLC, a Delaware limited liability company, and SAVATRAN LLC, a Delaware limited liability company, both having offices at Metropolitan Square Building, 211 North Broadway, Suite 2600, St. Louis, Missouri 63102 (together, “Customer”).

RECITALS

A. Raven owns and operates a bulk materials terminal facility located at Mile Post 161.5 on the Lower Mississippi River at Convent, in St. James Parish, Louisiana known as the Convent Marine Terminal (“Terminal”).

B. Customer desires to deliver coal produced by certain of its subsidiaries to the Terminal by rail and have CMT unload the commodity, provide certain storage and handling services with respect to the commodity, and load the commodity onto barges or onto ocean vessels for export.

C. Customer’s wholly owned subsidiary, Savatran LLC, entered into that Materials Handling and Storage Agreement dated as of July 1, 2010 with IC RailMarine Terminal Company, the previous owner of the Terminal, and said Materials Handling and Storage Agreement was assigned to CMT by IC RailMarine Terminal Company.

D. Customer and CMT desire to terminate the Materials Handling and Storage Agreement entered into as of July 1, 2010 and to replace said July 2010 agreement with this Agreement.

E. Customer desires to secure Handling Services for its Commodity at the Terminal on a non-exclusive, take-or-pay basis, and CMT desires to provide the Handling Services to Customer at the Terminal on a non-exclusive, take-or-pay basis, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the meanings indicated:

“ATDNSSHINC” shall mean any time day or night, Saturdays, Sundays and holidays included.

“Barges” shall mean standard inland river covered or open hopper barges of a capacity approved by CMT.

“Commodity” shall mean coal.

“Contract Period” shall have the meaning provided in Article 3.

“Contract Year” shall have the meaning provided in Article 3.

“Customer and Customer Parties” shall mean Customer’s agents, employees, contractors (other than CMT), subcontractors or invitees.

“Despatch” shall mean compensation paid by a vessel, barge or rail owner to a charterer as a reward when the charterer is able to complete cargo operations in less time that the laytime allowed.

“Demurrage” shall mean the fees paid by a charterer to a vessel, rail or barge owner when vessels, railcars or barges are detained beyond the specified date agreed to in the contract between the charterer and the owner.

“Dock” shall mean the Equipment together with that portion of the Terminal which includes deep-water ship berths and related docking and mooring facilities for barges.

“Equipment” shall mean:

1. A receiving hopper for the receipt of Commodity from Railcars.

2. Conveyors and associated electrical equipment capable of delivering Commodity from the receiving hopper to storage pads at the Terminal or vice versa.

3. Loading equipment for Vessels, Barges and Railcars.

“ETA” shall mean estimated time of arrival.

“Handling Services” shall mean the services to be provided by CMT for Customer pursuant to Article 3 hereof.

“Metric Ton” shall mean a unit of weight consisting of 2204.62 pounds.

“Notice of Readiness” or “NOR” shall mean notice to the Terminal that a Vessel is ready in all respects for loading.

“Party” shall mean either CMT or Customer or any permitted assignee of CMT or Customer.

“Person” shall mean any individual, business or legal entity, however known.

“Railcars” shall mean open hopper type railroad freight cars.

“Ratable” or “Ratably” as used in this Agreement to describe Customer’s obligation to move its Commodity through the Terminal shall mean “the movement of Commodity through the Terminal in monthly amounts equal to Customer’s Take-or-Pay Volume Commitment for the applicable Contract Year divided by twelve”.

“Terminal Parties” shall mean CMT’s agents, employees, contractors, subcontractors or invitees other than Customer.

“Shipper” shall mean the party that loads the Commodity into Railcars at its origination point.

“Site” shall mean the land located in St. James Parish, Louisiana on which the Terminal is located.

“Take-or-Pay Volume Commitment” shall have the meaning provided in Article 5.

“Terminal” shall mean all bulk materials terminal facilities located at the Site and the real property on which such facilities are located.

“Ton” shall mean a unit of weight consisting of 2,000 pounds, commonly known as a short ton.

“Vessels” shall mean deep-water Vessels of a capacity approved by CMT.

“WWDSSHINC” shall mean weather working days, Saturdays, Sundays, and holidays included.

ARTICLE 2

TRANSPORTATION AND MARINE OPERATING PROVISIONS

2.1 General Provisions

(a) Customer acknowledges its receipt of a copy of CMT’s current Terminal Rules and Regulations, and further acknowledges that CMT reserves the right to revise the Terminal Rules and Regulations from time to time and that Customer shall be bound by such revised Terminal Rules and Regulations upon reasonable advance notice. In the event any revision to the Terminal Rules and Regulations increases the fees charged to Customer under this Article or under the Terminal Rules and Regulations by more than five percent (5%) over such fees charged to Customer in the immediately preceding Contract Year, CMT shall bear that portion of the charges exceeding a five percent (5%) increase. In the event of any inconsistency between this article and the Terminal Rules and Regulations, the provisions of the Terminal Rules and Regulations shall govern. Notwithstanding any language to the contrary in this Agreement or in the Terminal Rules and Regulations, CMT reserves the right at all times to manage and operate the Terminal in its sole discretion, so long as its management and operation of the Terminal does not unreasonably interfere with its provision of Handling Services for Customer’s commodity up to the applicable Take-or-Pay Volume Commitment for each Contract Year.

(b) Customer acknowledges that CMT will serve other customers at the Terminal in its discretion from time to time, and that CMT will handle Customer’s Commodity at the Terminal on a non-exclusive basis.

(c) The Parties acknowledge that CMT operates the Terminal with unloading facilities for Railcars and Barges and loading facilities for Vessels, Railcars and Barges. The Parties agree to abide by the following principles as they relate to the Customer’s inbound and outbound shipment of Commodity to or from the Terminal and Customer will ensure its customers understand and abide by the same principles:

(i) Railcars and, with CMT’s consent (which consent may be arbitrarily withheld), Barges shall be used to transport the Commodity to the Terminal and Vessels and Barges may be used to transport the Commodity from the Terminal.

(ii) Customer or the Customer’s agent shall nominate a six (6) day window for each Vessel at the Terminal to CMT not less than thirty (30) days prior to the commencement of the expected window. Not less than fifteen (15) days prior to the commencement of the expected window, Customer shall narrow to five (5) days. Not less than seven (7) days prior to the first day of the five (5) day window the Customer shall narrow to a four (4) day window and Customer or its agent shall provide details of the actual Vessel to be loaded and the estimated time of arrival (“ETA”) of that Vessel to the Terminal.

(iii) Notice of Readiness (“NOR”) may be tendered by phone (with confirmation in writing) by Vessels ATDNSSHINC, excluding CMT Holidays, when the Vessel is at normal waiting anchorage or at berth. NOR is recommended to be used in the coordination of scheduling windows as noted above in (ii). NOR will not be accepted by the Terminal until the Vessel is in all aspects ready to load, customs cleared and all holds inspections passed. Whenever NOR has been submitted time shifting from anchorage to loading berth, commencing with pilot on board and ceasing when all fast alongside shall not count. Whenever NOR has been submitted as noted above, the Vessel shall remain prepared to come to berth upon three (3) hours’ notice. While at berth, the master shall remain prepared and properly crewed to promptly (within three (3) hours of notice) carry out cargo transfer operations, and undock and vacate berth on order of the Terminal representative twenty-four (24) hours a day, seven (7) days a week with any crew overtime being at the Vessel’s expense. In the event CMT orders the Vessel to vacate the berth, Customer’s NOR shall be unaffected.

(iv) Customer’s Vessels shall be allowed to dock on a first come, first serve basis at the Terminal, on the basis of the timing of the receipt and acceptance of NOR for each such Vessel and its window, in such a fashion that Customer’s Vessel shall be allowed to dock immediately upon arriving at the Terminal if a berth is available, and if no berth is available, Customer’s Vessel will be assigned to the next available berth after arrival at the Terminal unless it is out of its window as noted in 2.1(c)(ii) above. CMT shall have the right to assign Vessels to berth in different order based on the operational requirements of the Terminal, provided, however, that in the event Customer incurs Demurrage charges as a result of CMT’s failure to allow Customer’s Vessels to dock on a reasonable basis, CMT’s failure to comply with the Minimum Vessel Loading Rate or due to any other failure on the part of CMT to perform its obligations under this Agreement, then unless excused by a Force Majeure claim by CMT, in such case CMT shall be liable to reimburse Customer for such Demurrage charges. In the event CMT assigns the Vessels to berth in different order, Customer’s NOR will still be needed as a guideline. Customer shall be responsible for paying any harbor fees, user fees, barge fleeting fees, switching costs, port charges, government fees or similar fees, charges or expenses mandated by governmental agencies associated with Customer’s Vessels which are not paid by Vessel’s owner. In the event CMT exceeds the Minimum Vessel Loading Rate, Customer shall pay CMT Despatch.

(v) The performing Vessel shall comply with all applicable federal, state, local and port and harbor authority regulations in force.

(vi) Vessels to be loaded shall be gearless single deck self-trimming bulk carriers. Geared Vessels chartered by Customer are subject to CMT approval, such approval not to be unreasonably withheld. Drawings or diagrams with dimensions shall be provided prior to Vessels’ arrival in order to verify that ships gear can be stowed so as to be able to load compatibly with CMT’s dock equipment and layout. CMT shall have no liability whatsoever in the event Customer’s failure to provide drawings or diagrams with dimensions prior to a Vessel’s arrival results in either delay in berthing or the inability of the Terminal to safely berth the Vessel alongside. All charges associated with delays or non-acceptability of Vessel under this provision shall be for Customer’s account.

(vii) The Vessel’s master shall be responsible for the safe docking and undocking of the Vessel. Tugboats shall be used for all docking and undocking activity.

(viii) CMT may require the undocking from the berth of any Vessel which is unable to commence or continue to be loaded in accordance with the Vessel’s written loading plan or at a materially inhibited rate of loading due to any cause beyond the reasonable control of CMT that delays the efficient use of the Terminal.

(ix) Customer Vessels shall provide gangway ladders and safety nets in compliance with local state and federal regulations.

(x) The Minimum Vessel Loading Rate of Commodity by CMT shall be 20,000 Metric Tonnes for Commodity delivered to Vessels from Storage Pad per day WWDSSHINC excluding New Year’s Eve/Day, the last day of Mardi Gras, Easter Sunday, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas Eve/Day (the “CMT Holidays”) unless worked. These holidays shall not be calculated in counting laytime.

2.2 Laytime Provisions and Holiday Operations

(a) Laytime Provisions

(i) If Vessel tenders NOR before the agreed-to laydays, laytime shall commence twelve (12) hours (Notice Time) after 00:01 on the first day of the agreed-to laydays, unless loading/unloading starts earlier in which case laytime will count for the commencement of loading.

(ii) If Vessel tenders NOR within agreed-to laydays, laytime shall commence twelve (12) hours after NOR is accepted, unless loading starts earlier in which case laytime will count from the commencement of loading.

(iii) If Vessel tenders NOR after the agreed-to laydays, CMT shall use its best efforts, contingent upon the existing Terminal dock schedule, to berth the Vessel. Acceptance of NOR will not be unreasonably withheld. Once the Vessel is rescheduled and brought alongside, laytime will count from the commencement of loading.

(b) Laytime Exceptions

(i) Whenever a NOR has been submitted as under any of the scenarios noted above, time shifting from anchorage to loading berth, commencing with pilot on board and ceasing when all fast alongside shall not count as laytime, unless the Vessel is on Demurrage.

(ii) If once the Vessel is all fast alongside and the Vessel is found not to be ready to load commodity or discharge commodity in all respects, then all lost time due to Vessel’s unready condition as determined by customary inspection until such time as the Vessel becomes ready to load in all respects, shall not count as laytime. Loading/unloading delays caused by Vessel shall include but not be limited to:

•	Deballasting

•	Moving Vessel equipment

•	Moving hitch covers

•	Trim checks

•	Draft checks

•	Any restrictions imposed by Vessel

(iii) Time awaiting arrival of cargo shall not count as Notice Time or laytime. This does not apply to Commodity being loaded out to Vessel from storage pad.

(iv) Time lost due to interference by weather as determined by Terminal that will adversely affect the performance of our equipment or the safety of the Terminal or the Vessel’s personnel shall not count as laytime, unless the Vessel is already on demurrage and has submitted NOR as defined in 2.1(c)(iv).

(v) Time lost to CMT Holidays as cited in 2.1 (c) from 0700 the day of the holiday to 0700 the day following the holiday and from 1900 December 24 to 1900 on December 25 shall not count as laytime, unless already on demurrage.

(c) Ending Laytime

Laytime shall cease upon completion of loading/unloading and trimming.

(d) Holiday Operations

Time worked from 0700 the day of the holiday to 0700 the day following the holiday for the last day of Mardi Gras, Easter Sunday, Memorial Day, July 4th, Labor Day and Thanksgiving Day and from 1900 December 24th to 1900 December 25th for Christmas Eve/Day and from 1900 on December 31st to 1900 on January 1st for New Year’s Eve/Day shall be billed at Holiday rates as noted in Section 4.1(c)

2.3 Target Load Rates and Dock Operations

(a) Allowed Laytime

Laytime allowed shall be calculated based on the following minimum rates of loading and unloading.

(i) The following is the minimum rate of loading and unloading:

•	Minimum Vessel Loading Rate — 20,000 Metric Tonnes per WWDSSHINC from Storage Pad to Vessel (or 15,000 Metric Tonnes per WWDSSHINC from Storage Pad to Vessel when loading from two or more stockpiles)

(ii) Loading rates are in Metric Tonnes as defined in Article 1, per weather working day of 24 consecutive hours including Saturdays, Sundays and holidays but excluding CMT Holidays, unless worked.

(b) Demurrage and Despatch. Demurrage/Despatch shall be calculated pursuant to the Terminal Rules and Regulations. Demurrage/Despatch rates shall be in accordance with the prevailing contract between the Vessel owner and the Customer. Demurrage shall be paid by CMT to Customer at the applicable rate. Despatch will be paid by Customer to CMT at the rate of one-half of applicable Demurrage rate. Customer shall provide CMT with proof of the Charter Party’s Demurrage and Despatch terms and rates prior to the arrival of any Vessel at CMT’s Terminal. CMT shall have the right to reject any Demurrage or Despatch rates it deems commercially unreasonable and in any such case, Customer and CMT shall agree upon Demurrage and Despatch terms and rates to apply for purposes of this Agreement prior to the arrival of any Vessel hired by Customer at the Terminal. Customer shall also provide CMT with proof of any Demurrage charges made by the Charter Party. Demurrage and Despatch money shall be paid in U.S. dollars, and shall become due and payable no later than sixty (60) days after Vessel loading at the Terminal. CMT will not accept Demurrage claims presented more than sixty (60) days after Vessel loading.

If any Terminal or dock operations are suspended or halted due to US Coast Guard or Homeland Security directives, laytime will be suspended until such time that normal operations are restored at the Terminal or its dock operations.

If the Vessel is on demurrage and the operations of the dock or Terminal are suspended or halted by the US Coast Guard or Homeland Security, Demurrage will be suspended until such time normal operations are approved to be restored or restarted.

2.4 Reimbursement of Charges: Customer will be delivering coal to CMT under the terms of the Agreement between the origin shipper and Canadian National Railroad (“CN”). Any charges for transportation, penalties, switching or other costs including Demurrage or detention charges attributable to CMT’s unexcused failure to unload trains within twelve (12) hours after actual placement will be payable by CMT to Customer upon presentation of an appropriate invoice.

Customer understands and agrees that placement of trains into CMT will be done by CN. Any charges for transportation, penalties, switching or other costs including Demurrage or detention charges attributable to CN’s inability or failure to timely place trains into the Terminal due to actions deemed in CN’s interest will not be charged by Customer to CMT.

ARTICLE 3

HANDLING SERVICES

3.1 Contract Period: This contract shall be effective from January 1, 2012 through December 31, 2021.

3.2 Contract Year: Each Contract Year shall be from January 1 through December 31 of each calendar year of the Contract Period.

3.3 CMT will operate and maintain its Terminal and Equipment in a safe manner and in accordance with all applicable laws and regulations.

3.4 For and in consideration of the Handling and Storage Services Charges to be paid to it, CMT agrees to perform Handling and Loading Services, as defined below, for Customer’s Commodity during the term of this Agreement. “Handling and Loading Services” to be performed by CMT shall consist of all labor and Equipment necessary to: (1) receive the Railcars, which will off-load Commodity at the Terminal and (2) transport unloaded Commodity from Terminal hopper using CMT’s Terminal conveyor system to Storage Pads and (3) adequately stack and shape the coal in the Storage Pads to prevent commingling, fire or other damage to the coal and (4) transport the Commodity from the Storage Pads to the dock for loading into Vessels.

3.5(a) CMT shall not be responsible for: (1) contamination or commingling (“Contamination”) of Customer’s Commodity with any other product, material or substance handled, stored, transferred, shipped or received at the Terminal; or (2) loss of weight or shrinkage (“Loss”) to Commodity handled or stored at the Terminal, or (3) loss, damage or destruction (“Other Loss”) of Commodity while it is located at the Terminal, except if Contamination, Loss or Other Loss is caused by the negligent acts or omissions of CMT or CMT Parties.

(b) Customer’s stored Commodities shall at all times be segregated as allowed by the physical parameters of the Facility. Customer shall have the right to inspect such stored Commodities at all reasonable times and CMT shall mark such storage pursuant to Customer’s instructions. CMT consents to the filing by Customer of any document (including UCC statements) evidencing Customer’s title to such stored Commodity except those that might contravene CMT’s right to warehouseman’s liens in any way. Customer’s Commodities shall only be moved pursuant to Customer’s written instructions to CMT.

(c) As both Parties agree that normal variances in the measurement of quantity and weight of Commodity(ies) shipped in bulk exist and are recognized and accepted by the industry, CMT neither warrants nor represents the quantity or weight of such Commodity as furnished by Customer as being exact and the use of same for invoice purposes shall not be deemed an agreement on an exact weight or quantity of Commodity. In addition CMT shall not be liable for special, consequential, incidental or punitive damages arising from loss, damage or delay of the Commodity or for any amount in excess of the actual loss or damage to the Commodity transferred hereunder.

(d) CMT will provide sufficient storage capacity at the Terminal for the storage of approximately ten percent (10%) of Customer’s Take-or-Pay Volume Commitment, but not to exceed 600,000 tons and up to three (3) storage piles. Customer shall be responsible for arranging for rail deliveries of its Commodity to the Terminal and for arranging Vessel loading of its Commodity out of the Terminal in such a fashion that Customer’s Commodity moves Ratably through the Terminal during each Contract Year, and CMT shall have no liability to Customer to provide excess storage capacity at the Terminal unless otherwise agreed to in writing in advance between Customer and CMT. If at any time the amount of Customer’s Commodity in storage at the Terminal exceeds a Ratable amount, CMT may in its discretion upon providing reasonable notice to Customer, suspend its acceptance of rail deliveries of Customer’s Commodity to the Terminal until such time as the amount of Customer’s Commodity in storage at the Terminal has been reduced to a Ratable amount.

(e) CMT shall provide sufficient access to Handling Services at the Terminal on a consistent basis to enable Customer to move the Take-or-Pay Volume Commitment through the Terminal each Contract Year. Any tons Customer is unable to move through the Terminal due to CMT’s failure to provide sufficient access to Handling Services at the Terminal shall be excised from the Take-or-Pay Volume Commitment for the current Contract Year or the following Contract Year, at Customer’s election.

3.6 CMT acknowledges that Customer shall be separately engaging the services of CN to provide rail transportation to Convent, LA, ship owners for ocean transport of commodities (“Ship Owners”) and/or various river barge services (the “Barge Companies”) to provide barge transportation and that CMT shall not be liable for the acts or omissions of CN, Ship Owners or the Barge Companies, and that neither CN, the Ship Owners nor the Barge Companies shall be liable for the acts or omissions of CMT.

ARTICLE 4

HANDLING SERVICE CHARGES

4.1

(a) Customer agrees to pay to CMT the following charges for CMT’s performance of Unloading, Storing, Handling and Loading Services, as applicable, for Vessels, River Barges and Railcars (the “Contract Rate”):

Contract Year	Charge Per Ton
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]
[*]	[	*]

Rates are in dollars per short ton.

(b) Customer shall pay CMT an additional charge of [*] handled when loading Commodities from two or more stockpiles pursuant to Customer’s instructions.

(c) Holiday rate — For any of the services specified in this Article, there shall be an additional charge of [*] for each service or portion thereof provided during New Year’s Eve/Day, the last day of Mardi Gras, Easter Sunday, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas Eve/Day.

(d) Additional Services — For any special services or functions not otherwise provided for in this Agreement, requested by Customer and agreed to by CMT, there will be a charge equal to the sum of the cost of labor and materials or Equipment used, if any, and charges made by contracted services, if any, plus [*]; plus either (i) [*] if such unspecified work is performed during regular operating hours, or (ii) [*] if such work is performed during holiday overtime hours. Subject to Customer’s consent, the foregoing man-hour rates are subject to adjustment by CMT from time to time. If the Parties cannot agree upon the adjusted fees and wage rates then CMT has the right to terminate this Agreement upon thirty (30) days written notice.

(e) Beginning on January 1, 2013 and on each January 1of the Contract Period thereafter, the base rates for all services set forth in this Article except for the rates in 4.1(a) will escalate by four percent (4%).

(f) Terminal Operating Hours

Regular Hours: 24 hours a day, 7 days per week.

Regular dock operating hours: 24 hours a day, 7 days per week.

Regular office hours: Monday through Friday, 0700 – 1600 hrs.

4.2 Should any government or governmental agency or authority, after the effective date of this Agreement, impose or increase any tax, charge, impost, duty, toll, tariff, or port charges on Commodity (herein called “charge”) to CMT’s economic detriment, then CMT shall provide notice of such new charge and Customer’s charge per ton will be increased in an amount sufficient to cover the increase; provided, however, that if any such individual increase in the charge due for the services will exceed ten percent (10%) of the charge in effect for the services immediately prior to the notice provided by CMT under this section, then Customer shall have the right to terminate this Agreement without further liability to CMT unless CMT notifies Customer in writing of its intent to waive that portion of the price adjustment exceeding ten percent (10%). Such increase in the charge shall be retroactive to the effective date of the governmental imposition. Should any government or governmental agency or authority, after the effective date of this Agreement, impose or increase ay tax, charge, impost, duty, toll, tariff, or port charges on the use of the waterways or water improvements of the Terminal (herein called “port charge”), or impose any new law, regulation or order, or new interpretation thereof, the effect of which is to increase the capital or operation costs of providing the handling services hereunder (herein called “governmental imposition”), then CMT shall provide notice of such new port charge or governmental imposition and Customer’s charge per ton will be increased in an amount sufficient to cover the increase; provided, however, that if any such individual increase in the charge due for the services will exceed ten percent (10%) of the charge in effect for the services immediately prior to the notice provided by CMT under this section, then Customer shall have the right to terminate this Agreement without further liability to CMT unless CMT notifies Customer in writing of its intent to waive that portion of the price adjustment exceeding ten percent (10%).Such increase in the charge for the handling services provided hereunder shall be retroactive to the effective date of the port charge or governmental imposition.

ARTICLE 5

TAKE-OR-PAY VOLUME COMMITMENT

5.1

CMT shall provide a minimum throughput capacity for Commodity and Customer shall pay the Contract Rate for such minimum capacity (The Take-or-Pay Volume Commitment) whether or not Customer uses such capacity, as follows:

Year	Take or Pay Volume
2012	3 million tons
2013	4 million tons
2014 and each year thereafter	8 million tons

Prior to June 30, 2012, CMT shall provide Customer written notice that it will have additional capacity at the Terminal during 2012. For each calendar year after 2012, CMT shall provide Customer written notice by June 30 of the prior year, that it will have additional capacity at the Terminal in the ensuing year. In each instance Customer shall have ninety (90) days from the date such notice is given to advise CMT whether Customer elects to take such additional capacity for the shipment of additional Commodity through the Terminal under the terms and conditions of this Agreement. If Customer elects to take the additional capacity, Customer’s Take-or-Pay Volume Commitment under this Agreement will be adjusted upward to account for the Terminal’s additional capacity through the remainder of the Contract Period. If Customer does not elect to take the additional Terminal capacity within the ninety day time period set forth above, CMT shall be entitled to use the additional capacity by entering into contracts with one or more third parties for the throughput of their commodities through the Terminal.

On March 31, June 30, September 30 and December 31 of each Contract Year, CMT will reconcile the difference between Customer’s Ratable Take-or-Pay Volume Commitment during the calendar quarter and Customer’s actual deliveries of Commodity to the Terminal during the calendar quarter. If Customer’s actual deliveries are less than the Ratable Take-or-Pay Volume Commitment for the quarter, Customer shall pay CMT the applicable Contract Rate for each ton of the Ratable Take-or-Pay Volume Commitment not delivered to the Terminal during the calendar quarter (Minimum Quarterly Payment) within ten (10) business days, and such payment will constitute a pre-payment for Customer’s delivery of the same number of tons to the Terminal that exceed the Customer’s Ratable Take-or-Pay Volume during the same Contract Year. If Customer’s actual deliveries of Commodity to the Terminal exceed the Ratable Take-or-Pay Volume Commitment for the calendar quarter, Customer shall receive a credit toward its Ratable Take-or-Pay Volume Commitment for the following calendar quarter in the amount of the excess tons delivered to the Terminal. A final reconciliation shall occur as of December 31 of each Contract Year such that if the Customer did not ship the Minimum Take-or-Pay Volume for the calendar year and did not make sufficient Minimum Quarterly Payments during such Contract Year to cover such shortfall, then Customer will make a final payment equal to the volume shortfall for the year at the Contract Rate less the total of all the Minimum Quarterly Payments. If Customer shipped in any Calendar Year volumes that exceeded the Minimum Take–or-Pay Volume and made Minimum Quarterly Payments that weren’t credited against subsequent volumes in that Calendar Year, then CMT shall refund the Customer such Minimum Quarterly Payments.Customer shall not be entitled to carry over any credits toward the Take-or-Pay Volume Commitment from one Contract Year to the following Contract Year.

ARTICLE 6

PAYMENT

6.1 During the term hereof, CMT shall issue invoices to Customer twice each month for services performed and any other ancillary charges (as detailed in Article 4) incurred by Customer upon delivery of the Commodity to the Terminal. Customer shall pay such invoices in full within twenty (20) days after the date of issuance. All invoices not paid within ten (10) days after their respective due dates shall bear annual interest, compounded monthly, at the overnight Federal Funds rate plus five percent with such interest to accrue beginning with the due date. In addition to payment of interest to cover loss of use of the funds, Customer shall pay a late payment charge of $100.00 to cover CMT’s cost of administration resulting from each said late payment.

If the receiving Party in good faith disputes an invoice, it shall provide a written explanation specifying in detail the basis for such dispute and pay any undisputed portion no later than the due date.

6.2 Weights and Billing.

(a) Billable tonnage provided for in Article 4 shall be based upon railroad origin weights for Commodity coming into the Terminal and by draft surveys after Vessel loading for Commodity going out of the Terminal. All scales used for railroad origin weights shall be tested for accuracy and shall comply with appropriate standards for weighing as set out in the National Institute of Standards and Technology Handbook 44 for such scales. Vessel draft surveys shall be conducted at Customer’s expense by an independent, certified marine surveyor for vessels experienced in the conduct of draft surveys and selected by mutual agreement of the Parties. Customer or Customer’s representative, at its sole risk and expense and upon reasonable advance notice to CMT, may be present to observe weighing of its Commodity or testing of the scales.

(b) Billable charges for all other services in Article 4 shall be billed after the services are provided by CMT.

6.3 Rights and Remedies.

(a) If Customer fails to pay CMT any amount promptly when due or if there is any other default or breach on Customer’s part of any representation, warranty, covenant, or other provision of the Agreement, and such failure, default or breach is not cured within fifteen (15) days after Customer is given notice is given thereof, then, and in any such case, CMT shall have the right at its election, without giving Customer further notice or opportunity to cure, to exercise any one or more of the following rights or remedies:

(i) CMT may collect all past due obligations;

(ii) CMT may declare the charges for the Take-or-Pay Volume Commitment for the remaining Contract Period to be immediately due and payable by Customer;

(iii) CMT may terminate this Agreement, provided that Customer’s liability for any breach or default under this Agreement shall survive such terminations;

(iv) CMT may suspend performance of its obligations of CMT under this Agreement;

(v) CMT may on Customer’s behalf, pay any reasonable amount or perform any reasonable action CMT considers appropriate to cure any default, in which event Customer shall immediately pay CMT all amounts extended or advanced by CMT in connection therewith; and

(vi) CMT may exercise any other right or remedy available as a matter of law or by Agreement.

(b) If there is any default or breach on CMT’s part of any representation, warranty, covenant, or other provision of this Agreement or any other agreement between CMT and Customer, and such failure, default or breach is not cured within fifteen (15) days after CMT is given notice thereof, then, and in any such case, Customer shall have the right at its election, without giving CMT further notice or opportunity to cure, to exercise any one or more of the following rights or remedies:

(i) Customer may terminate this Agreement, provided that CMT’s liability for any breach or default under this Agreement shall survive such termination;

(ii) Customer may on CMT’s behalf, pay any amount or perform any action Customer considers appropriate to cure any default, in which event CMT shall immediately pay to Customer all amounts expended or advanced by Customer in connection therewith;

(iii) Customer may collect from CMT all costs and expenses incurred by Customer in enforcing its rights under this Agreement, and Customer may exercise any other right or remedy available as a matter of law or by Agreement.

6.4 No failure or delay on the part of either Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege. The rights granted the Parties under this Article are in addition to the rights, privileges, liens and remedies the Parties have under applicable law, including without limitation the privileges for transportation and preservation of property. All rights and remedies under this Agreement, any other agreement, or as a matter of law are cumulative to, and not exclusive of, any rights or remedies otherwise available. The Parties may exercise any such right or remedy at any time, one or more times, and in any order selected in their discretion.

ARTICLE 7

INDEMNIFICATION

7.1 Customer assumes sole responsibility for and agrees to defend, indemnify, hold harmless and release CMT, CMT Parties and their parent, subsidiary and affiliated corporations, from and against any and all fines, claims, actions, legal proceedings, judgments, penalties, damages, loss, liabilities and expenses, including but not limited to any amounts paid in defense or settlement of any of the foregoing, which are arising from or in connection with the injury, death or disease of any person employed by Customer, Customer’s contractors, sub-contractors, agents or invitees and/or loss or damage of property belonging to Customer or any of the foregoing; regardless of the cause, and whether or not caused by the negligence, strict liability or other fault of CMT; provided however, that Customer shall have no obligation to indemnify CMT against CMT’s own, sole negligence.

7.2 CMT assumes sole responsibility for and agrees to defend, indemnify, hold harmless and release Customer, and its parent, subsidiary and affiliated companies, from and against any and all fines, claims, actions, legal proceedings, judgments or penalties, damages, loss, liabilities and expenses, including but not limited to any and all expenses paid in defense of the foregoing or in settlement of the foregoing, arising from or in connection with the injury, death or disease of any person employed by CMT, CMT’s contractors, sub-contractors, agents or invitees, and/or loss or damage of property belonging to CMT or any of the foregoing; regardless of cause and whether or not caused by the negligence, strict liability or other fault of Customer; provided however that CMT shall have no obligation to indemnify Customer against Customer’s own, sole negligence.

7.3 Neither Party shall be liable to the other for indirect, special, consequential, punitive or incidental damages.

7.4 In no event whatsoever shall CMT be liable to Customer for damage to or loss or destruction of the Commodity or any portion thereof due to hot spots or burning coal, and Customer will indemnify, defend, and hold CMT and CMT’s contractors, sub-contractors, agents and invitees harmless from and against any such damage or loss.

7.5 If Customer becomes aware of any lost or damaged Commodity, Customer shall make a written report to CMT within forty-five (45) days after Customer becomes aware of the alleged loss or damage. If Customer does not make a written claim within the forty-five day period, any claims related to an alleged occurrence shall be forever barred.

ARTICLE 8

FORCE MAJEURE

8.1 If, because of a labor dispute, act of God, civil disorder, fire, explosion, riot, sabotage, vandalism, unforeseen major equipment failure with a duration in excess of twelve (12) hours, a declaration of force majeure by rail or other transportation carriers transporting Customer’s Commodity to the Terminal or other event of force majeure beyond the reasonable control of a Party, whether similar or dissimilar to the foregoing examples, such Party is prevented from performing its obligations provided for herein, its obligations (other than payment obligations) shall be suspended for the duration of said force majeure; provided, however, the Party experiencing the force majeure shall use all commercially reasonable efforts to avoid and to mitigate the impact of force majeure and to recommence its obligations as quickly as possible. Any party claiming force majeure hereunder shall provide written notice thereof to the other Party within five (5) days of the onset of the force majeure and at its conclusion.

For purposes of this Agreement, force majeure shall not include any event of force majeure declared by any Foresight Energy LLC coal mine or any other source mine that affects delivery of the Commodity to Customer. Tonnage not tendered to the Terminal due to a Force Majeure event may be made up at the election of the Party not claiming Force Majeure on a schedule agreed to by the Parties.

In the event a force majeure condition exists for 90 days or more, then the Party not claiming force majeure may terminate this Agreement without any further obligation, other than the obligation by either Party to make payments then due or becoming due with respect to performance prior to the force majeure condition.

ARTICLE 9

INSURANCE

9.1 CMT does not insure Customer’s Commodity and property nor property of others. Each Party shall, at its own expense, carry and maintain Workers’ Compensation insurance covering its employees as required by law.

9.2 Customer agrees to carry and maintain at its expense comprehensive general liability insurance covering any and all damages, costs and expenses resulting from or arising in connection with bodily injury (including death to any person) and/or damage or destruction of property and providing bodily injury and property damage liability coverage with the combined single limit of not less than $10 million per occurrence and in the aggregate. Comprehensive liability insurance shall not contain any limitation for “bodily injury” on any Vessel, or River Barge or any other marine Vessel or Railcar used to transport Commodity. Such comprehensive liability insurance shall include contractual liability and shall delete any exclusion relating to operations on or near marine or railroad property. Customer shall obtain from its insurers a waiver of subrogation against CMT.

9.3 At its own expense CMT will maintain general liability insurance. CMT shall obtain from its insurers a waiver of subrogation against Customer.

9.4 Customer agrees to carry and maintain at its expense personal property insurance coverage extended to cover, regardless of negligence, the market value of

Commodity transferred or stored at the Terminal. It is understood and agreed that CMT will not maintain insurance coverage on Commodity, and that Commodity shall at all times remain the property of Customer. The Customer agrees that Underwriters to said policy shall waive all rights of subrogation against CMT. Customer agrees to carry and maintain at its expense Railcar and automobile liability insurance naming CMT as an additional insured, covering bodily injury and property damage liabilities arising out of Customer’s operations at the Terminal and the use of Railcars and motor vehicles in connection with his Agreement, with a combined single limit of liability of not less than $5 million per occurrence. Underwriters to said policy shall waive all rights of subrogation against CMT.

9.5 Customer agrees to have all insurance policies issued to it, or for or upon Customer’s account, covering any injuries to persons or any loss or damage, to property so written that the insurer shall have no claim or recourse of any kind whatsoever against CMT, CMT Parties or the Terminal. The foregoing insurance coverages shall be with insurers (such companies to have a B+ or better rating by A.M. Best) and pursuant to policies reasonably satisfactory to CMT. Any such insurance policies shall name CMT as an additional insured.

9.6 CMT shall cause its underwriters to waive subrogation against Customer on CMT’s policies. Customer shall cause its underwriters to waive subrogation against CMT on Customer’s policies. Both Parties shall provide the other certificates of all insurance policies no later than thirty (30) days after the commencement date of this Agreement. Such insurance certificates shall provide for the insurance companies to notify either CMT or Customer, as appropriate, at least thirty (30) days prior to any cancellation of any insurance policy required herein.

ARTICLE 10

CLAIMS AND DISPUTES

10.1 In the event of any dispute or difference arising between the Parties hereto as to any matter or thing arising out of or relating to this Agreement which cannot be settled to the Parties’ mutual satisfaction, the Parties agree that all such disputes shall be resolved in the exclusive jurisdiction of state or federal courts of appropriate jurisdiction sitting in Chicago, Illinois or any appellate courts therefrom; and CMT and Customer hereby stipulate to the in persona jurisdiction and venue of this court. BOTH PARTIES WAIVE THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY PARTY’S PERFORMANCE HEREUNDER TO THE FULLEST EXTENT PERMITTED BY LAW.

ARTICLE 11

GENERAL PROVISIONS

11.1 Binding Effect. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

11.2 Assignment. Customer shall not have the right and shall not sell, transfer, mortgage, pledge, collateralize, pass, assign, subcontract or encumber (collectively, “Transfer”) this Agreement, in whole or on part, directly or indirectly, by operation of law or otherwise, unless such sale, transfer, mortgage, pledge, collateralization, pass, assignment, subcontract or encumbrance is a “Permitted Transfer” without the express prior written consent of CMT. The following events are Permitted Transfers:

(a) Any Transfer to a lender or group of lenders to Customer where Customer is pledging its interest in this Agreement as security for the loan and said loan or financing is in an amount in excess of One Hundred Million Dollars ($100,000,000).

(b) Any Transfer to an entity in which Customer is wholly contributed to allow the successor entity to issue shares to the public in a public offering.

In the event of any Permitted Transfer, the transferee shall agree to assume and be bound by the terms and conditions of this Agreement to the same extent as if such transferee had been named as the original Customer party

11.3 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed duly given, delivered and received on the date received when delivered (by hand, by certified mail-return receipt requested, by courier or express delivery service, or by electronically confirmed facsimile) to the address or facsimile number set forth beneath the name of such Party below, or to such other address or facsimile number as such Party shall have specified in a written notice to the other Party hereto:

If to CMT:

Donald R. Holcomb

Chief Financial Officer

Raven Energy LLC

3801 PGA Boulevard, Suite 903

Palm Beach Gardens, Florida 33410

Facsimile: (561) 626-4938

If to Customer:	Michael J. Beyer

President and CEO

Foresight Energy LLC

Metropolitan Square Building

211 North Broadway, Suite 2600

St. Louis, Missouri 63102

Facsimile: (314) 932-6161

With a copy to:	Jennifer Caldwell

Vice President, Sales and Marketing Operations

Foresight Energy LLC

Metropolitan Square Building

211 North Broadway, Suite 2600

St. Louis, Missouri 63102

Facsimile: (314) 932-6161

11.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.5 Headings. The article and section headings used herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 Severability. If any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or enforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.7 Waiver. No failure on the part of a Party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.8 Public Announcements. The Parties shall make no press release or other public announcement or public disclosure relating to this Agreement or in the subject matter of this Agreement, except as necessary to meet legal or regulatory requirements, and in any event as mutually approved.

11.9 Third Party Beneficiaries. Except as expressly set forth herein, this Agreement is entered into solely between, and may be enforced only by CMT and Customer (or their permitted assignees); and shall not be deemed to create any rights in third parties, including suppliers, customers and employees of a Party.

11.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without giving effect to such state’s principles of conflicts or choice of law.

11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and no rule of construction, presumption or burden of proof favoring any Party shall arise by reason of the authorship of any specific provision of this Agreement, if any ambiguity or question of intent, construction or interpretation of this Agreement arises. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” The “Recital” paragraphs are incorporated herein by reference and constitute binding terms and provisions of this Agreement.

11.12 Amendment. This Agreement may be modified or amended only by means of a written amendment executed by both Parties hereto.

11.13 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to such subject matter.

11.14 Independent Parties. Each Party hereto shall be and remain an independent Party and nothing herein shall be deemed to constitute a joint venture, partnership or agency of any kind for any purpose. Each Party’s employees shall be and remain the employees of and subject to the exclusive direction and control of such Party.

11.15 Mitigation of Damages. Each Party shall take commercially reasonable steps to mitigate any damages resulting from any termination of this Agreement or a Party’s breach or default of its obligations under this Agreement.

11.16 Limitation of Liability. Notwithstanding any provision of this Agreement to the contrary, in no event shall either Party be liable to the other Party for punitive, special, business interruption, lost business opportunities, lost profits, loss of use of cost of capital, attorneys’ fees or consequential damages arising out of any breach or default in the performance of any covenants or obligations under this Agreement.

11.17 All other matters not specifically addressed. All other matters not specifically addressed in this Contract shall be governed by CMT tariffs, exempt quotes, rules and regulations as may be applicable, and all supplements and amendments thereto.

11.18 Resale Right. Customer has the right to sell its capacity to another person; provided, however, that (1) any revenue Customer receives in excess of its Handling

Sevice Charges under Article 4, shall be promptly paid to Raven and (2) any such resale does not relieve Foresight Energy of any obligation under this Agreement and (3) any breach of this Agreement by the party using some or all of Customer’s Take-or-Pay shall be a breach of this Agreement by Foresight Energy.

[signatures appear on following page]

Foresight Energy LLC

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	CEO

Raven Energy LLC

By:	/s/ Donald R. Holcomb
Name:	Donald R. Holcomb
Title:	Authorized Person

Savatran LLC

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	CEO